Exhibit 99.1

                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

            Doe Run Resources Announces Extension of Exchange Offer,
                       Cash Offer and Exchange/Loan Offer

      St. Louis, MO: AUGUST 23, 2002 The Doe Run Resources Corporation ("Doe Run") announces that it is extending the expiration time of its Exchange Offer, Cash Offer and Exchange/Loan Offer (the "Offers") until 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 6, 2002. Doe Run has received tenders from, to the best of Doe Run's knowledge, 95% of the aggregate principal amount of its outstanding Notes, an amount sufficient to satisfy the minimum tender conditions required for consummation of the Offers in their current form. Continuing market price erosion of Doe Run's primary product, lead metal, has resulted in a decline in Doe Run's available liquidity. Prices have failed to recover to the extent forecasted by Doe Run in the offering memorandum setting forth the Offers, dated June 6, 2002, the supplemental disclosure to such offering memorandum distributed on July 9, 2002, and in Doe Run's press release issued on August 2, 2002. Doe Run and The Renco Group, Inc. ("Renco"), Doe Run's parent corporation, believe that consummating the Offers in their current form will not provide adequate liquidity to Doe Run. Doe Run and Renco are discussing with Doe Run's US working capital lenders and bondholders a restructuring of the Offers. There can be no assurance that any such discussions will continue or that the Offers will be consummated or that the parties will reach an agreement as to any other possible restructuring of the Offers.

      Holders with questions concerning how to participate in the Offers or wishing to obtain copies of the Offering Memorandum, additional Letters of Transmittal or any other documents relating to the various offers should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.
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      This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the Offers will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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